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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
Omni U.S.A. Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMNI U.S.A., INC.
7502 Mesa Road
Houston, Texas 77028
(713) 635-6331

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 11, 2001

    The Special Meeting of Shareholders of Omni U.S.A., Inc. (the "Company") will be held at the offices of the Company at 7502 Mesa Road, Houston, Texas, 77028, on Monday, June 11, 2001, at 10:00 a.m. Central time, for the following purposes:

      (1) To elect directors to the Board of Directors of the Company to hold office until the 2001 Annual Meeting of Shareholders or until their successors have been duly elected and qualified;

      (2) To approve an amendment to the Company's Articles of Incorporation to effect a one-for-three reverse split of the Company's common stock; and

      (3) To transact such other business as may properly come before the Meeting or any adjournment thereof.

    Holders of Common Stock of record of the Company at the close of business on April 6, 2001 are the only shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

                      By Order of the Board of Directors,

                      Jeffrey K. Daniel, President

Houston, Texas
Dated: May 7, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

OMNI U.S.A., INC.
7502 Mesa Road
Houston, Texas 77028
(713) 635-6331

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
To be held on June 11, 2001

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Omni U.S.A., Inc., a Nevada corporation (the "Company" or "Omni"), of the enclosed proxy (the "Proxy") to be voted at the Company's Special Meeting of Shareholders (the "Special Meeting") to be held on Monday, June 11, 2001, at the offices of Omni U.S.A., Inc., 7502 Mesa Road, Houston Texas 77028, at 10:00 a.m., Central Standard Time, or at such time and place to which the Special Meeting may be adjourned or recessed, for the purposes set forth in the accompanying Notice. This Proxy Statement and the enclosed Proxy were first sent or given to the Company's shareholders on or about May 7, 2001.

    Shares can be voted at the Special Meeting only if the holder is present or represented by proxy. The Proxy, if properly executed on its face and returned, will be voted (or withheld or abstained from voting) according to the choices specified thereon. The Proxy will be voted in favor of (i) the election of each nominee named therein, unless a choice is indicated to withhold authority to vote for such nominee, and (ii) each proposal described therein unless a choice is indicated to vote against or to abstain from voting on any specific proposal. In addition, the proxy confers discretion in the persons named in the proxy authorizing those persons to vote, in their discretion, on any matters properly presented at the meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum. The election of directors and the approval of any other matters will require the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Special Meeting. In the case of shares that are present at the Special Meeting for quorum purposes, an abstention or not voting such shares for a particular nominee for director (including by withholding authority on the proxy) or an abstention on any other proposal will have the same effect as a vote against such director or proposal; and a broker non-vote will have no effect on the outcome of any proposals. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

GENERAL INFORMATION

    Every stockholder of the Company is entitled to cast, in person or by proxy, one vote for each share of the Company's Common Stock held by such stockholder at the close of business on April 6, 2001, the record date for the Special Meeting. At that date, the Company had outstanding 3,623,092 shares of such Common Stock.

    The proxy hereby solicited is revocable at any time prior to its exercise. The proxy may be revoked in any manner permitted by law, including, without limitation, delivery of written notice of revocation to the Secretary of the Company, submission to the Secretary of a proxy dated later than a previously submitted proxy, or attendance at the meeting and voting by ballot.

    The cost of preparing, assembling and mailing the proxy statement and related material will be borne by the Company. In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by officers, directors, or employees of the Company at nominal cost to the Company. The Company will reimburse third parties for the cost of forwarding proxy material to beneficial owners of Omni stock.

Proposal 1

Election of Directors

Current Directors and Nominees

    The Company's Articles provide for up to seven directors who serve until the next annual meeting of the shareholders and until their successors are elected and shall qualify. The Board of Directors has nominated and urges you to vote for the election of the five nominees identified below who have been nominated to serve as directors until the next annual meeting of shareholders or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. For personal information on each nominee director, see "Director Biographies," below.

    If, at the time of or prior to the Special Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designed by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

    The following are Omni's Nominees for Board of Directors:

Name	Age	Position	Director Since
Jeffrey K. Daniel	39	Director, President and Chief Executive Officer	January 1988
Craig L. Daniel	40	Director and Vice President-Manufacturing	December 1993
Mr. Kevin Guan	43	Director	New Nominee
Ms. Didi Duan	54	Director	New Nominee

    The Board of Directors recommends that shareholders vote "For" the election of each of the above named nominees, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Board of Directors

    The business and affairs of the Company are managed under the direction of the Board of Directors (the "Board"). The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company, rather than day-to-day operating details. Outside members of the Board are kept informed of the Company's business by various reports and information provided to them throughout the year and information presented at meetings of the Board by the Company's officers and employees.

Committees of the Board of Directors

    The Board has established two standing committees: an Audit Committee and a Compensation Committee. Actions taken by a committee of the Board are reported to the Board of Directors at its next meeting. The Company does not have a Nominating Committee. The following is a brief description of the committees of the Board of Directors and their respective principal responsibilities.

    The Audit Committee consists of two outside directors. The members of the Committee meet the independence and experience requirements of the National Association of Securities Dealers (NASD)

for companies quoted on the National Association of Securities Dealers Automated Quotation market (NASDAQ). Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (the "SEC"); (ii) the system of internal financial and accounting processes and controls that Company management has established; (iii) the annual independent audit of the Company's financial statements; and (iv) the legal compliance and ethics programs as established by Company management and the Board.

    The Compensation Committee consists of two outside directors. This committee makes recommendations to the Board of Directors as to the salaries and annual bonuses of the elected officers, and reviews the salaries of other senior executives. This committee makes recommendations to the Board of Directors regarding grants of stock options to elected and other senior executive officers and other eligible employees.

Board Matters

    During the fiscal year ended June 30, 2000, the Board of Directors held 6 meetings. The Board has regularly scheduled meetings during the year and meets at other times during the year as necessary to review significant developments affecting the Company and to act on matters requiring Board approval. All Board members have attended substantially all meetings of the Board of Directors and of the committees on which such director served during the fiscal year, either in person or by telephone. At all scheduled board meetings, a quorum was met and business transacted. Former Company director James L. Davis passed away on March 12, 2000. Mr. Davis was a director for the Company since December 1996.

Directors Compensation

    Each director of the Company who is not an employee of the Company or any subsidiary is compensated through the issuance of 10,000 options to purchase Common Stock for the initial year of service and 5,000 options to purchase Common Stock for every year of service thereafter. The outside directors are reimbursed for their expenses up to a maximum of $1,000 for attendance at each board meeting. Jeffrey K. Daniel and Craig L. Daniel are not compensated for their service as directors. During fiscal year 2000, the Company issued to Mr. James L. Davis, now deceased, and to each Messrs. Lillicrop and Patterson options to purchase 10,000 shares of Company Common Stock at $1.625.

    None of the Directors have been a participant in any proxy contest involving any publicly traded Company within the past ten years. Each of them has agreed to serve as a director of the Company if elected. There are no other nominees for director.

DIRECTOR BIOGRAPHIES

    Jeffrey K. Daniel has been an employee of Omni since 1985 and is currently the Chief Executive Officer and President of the Company. He has a Bachelors degree in Business Administration from the University of Colorado. He was Vice President from 1987 until May 1994, when he was elected Chief Executive Officer and President. Jeffrey K. Daniel is the brother of Craig L. Daniel. Jeffrey K. Daniel has served as a director of the Company since January 1988.

    Craig L. Daniel has been a full time employee of Omni since April, 1989, and is currently Vice President-Manufacturing for the Company, Managing Director of Omni Resources, Ltd. and General Manager of Shanghai Omni Gear Co., Ltd. Craig L. Daniel is the brother of Jeffrey K. Daniel. Craig L. Daniel has served as a director of the Company since December 1993.

    Mr. Kevin Guan is currently the Managing Director of SIIC Real Estate Co., a commercial real estate developer of projects in Hong Kong and China, (a subsidiary of Shanghai Industrial Investment Corp.), From February 1993 through February 1995, Mr. Guan was the General Manager, Shanghai Wai Gao Qiao Development Corp, in the PuDong development zone of Shanghai. Mr. Guan is a graduate of Shanghai Jiao Tong University, and received his MBA from Shanghai University.

    Ms. Didi Duan is currently the Chief Financial Officer and Director of Jiao Tong University's Ang Li Science and Technology Co., Ltd., a specialty pharmaceutical processor in the Chinese and East Asian markets. From January 1986 to February 1997, Ms. Duan was the Chief Financial Officer of Dong Feng Automotive Truck manufacturing Division, vertically manufacturing 15-40 Ton trucks for the Chinese market. Ms. Duan received her graduate of Wuhan University in Hubei, and is a CPA in Shanghai.

Proposal 2

Amendment To Effect A One-For-Three Reverse Stock Split

General

    The Company's Board of Directors has approved, and recommends that shareholders approve, an amendment to Article Two of the Company's Articles of Incorporation to effect a reverse stock split of the Common Stock, $0.004995 parvalue, of the Company at the ratio of one for three (the "Reverse Split"). If the Reverse Split is approved by the shareholders, the Articles of Incorporation will be amended as described herein and as set forth in the form of Articles of Amendment of Omni U.S.A., Inc. attached hereto as Appendix A (the "Amendment"). The Reverse Split will have no going-private effect pursuant to Rule 13e-3 of the Securities Exchange Act of 1934. The effective date of the Reverse Split will be the date on which the Amendment is filed with the Secretary of State of the State of Nevada (the "Effective Date"). The Board may make any changes to the Amendment that it deems necessary or appropriate in order to cause the Amendment to be accepted for filing with the Nevada Secretary of State and to give effect to the Reverse Split. The Reverse Split may be abandoned by the Board of Directors, without further action by the shareholders, at any time before or after the Special Meeting and prior to the next Annual Meeting if for any reason the Board deems it advisable to do so. The Company expects to notify shareholders of the effectiveness of the Reverse Split by press release.

Purpose for the Reverse Split

    The Company's Common Stock is currently listed on the Nasdaq SmallCap Market. In order for the Common Stock to continue to be eligible for listing on the Nasdaq SmallCap Market, the stock must have a minimum bid price of $1.00 per share. The Common Stock is currently trading at approximately $0.50. The Board believes the Reverse Split represents the best alternative available to the Company to meet the Nasdaq SmallCap Market continued listing requirement with respect to minimum bid price. If the Common Stock price does not regain compliance with the minimum bid price requirement, and the Company fails to implement available alternatives, the Common Stock may be de-listed from the Nasdaq SmallCap Market and traded on an over-the-counter basis. Such an event could adversely impact the liquidity of the Common Stock.

Effects of the Reverse Split

    The Company has authorized capital shares consisting of 150,000,000 shares of Common Stock. If effected, the Reverse Split will reduce the number of issued and outstanding shares of Common Stock from 3,623,092 as of the record date to approximately 1,207,697 shares as of the Effective Date. In conjunction with the Reverse Split, the number of authorized shares of Common Stock will be reduced by a ratio of one for three to 50,000,000 shares. The $0.004995 par value of the Common Stock will not be affected.

    The Reverse Split will not a effect any shareholders' proportionate equity interest or proportional voting power in the Company, except for those shareholders who will receive cash in lieu of fractional shares, as discussed below. None of the current rights of holders of the Company's Common Stock, holders of options to purchase Common Stock or participants in the Company's Employee Stock Purchase Plan, Employee Stock Ownership Plan or Supplemental Deferred Compensation Plan will be affected by the Reverse Split. As of the record date, in addition to the 3,623,092 shares of Common Stock outstanding, the Company has an aggregate of approximately 1,500,000 shares reserved for the granting of stock options under the Company's stock option plans of which approximately 1,235,000 shares have been granted, all of which were outstanding as of the record date and the Company had approximately 265,000 options available for issuance. The Company's stock option plans include provisions for adjustment in the number of shares covered thereby and adjustment of the exercise prices thereof, in the event of a reverse stock split. If the Reverse Split is approved, the number of options outstanding would be reduced to approximately 411,666.

    The reduction in the number of issued and outstanding shares of Common Stock to result from the Reverse Split is expected to increase the market price of the Common Stock to a level above the current market trading price. While the Board believes that the shares of Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split due to numerous factors and contingencies which could affect such price.

Cash Payment in Lieu of Fractional Shares

    In lieu of issuing fractional shares resulting from the Reverse Split, the Company will redeem all fractional shares for cash. Each outstanding share of Common Stock held on the Effective Date of the Reverse Split will be valued at a price per share ("Market Price") equal to the closing bid price of the Common Stock on the trading day immediately preceding the Effective Date, as reported on the Nasdaq SmallCap Market or other public market on which the stock is predominately traded, if any. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

Procedure for Implementing the Reverse Split

    As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent (American Stock and Trust Company), who will act as the exchange agent. Upon completion and execution of the letter of transmittal and return thereof to transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than four shares on the Effective date will receive cash in the amount to which he or she is entitled. Holders of record of four or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of four or more shares on the Effective Date whose shares are not evenly divisible by three will receive cash in the amount to which they are entitled in lieu of any fractional shares. Until a shareholder forwards a completed letter of transmittal, together with the Old certificates to the exchange agent and receives in return a New Certificate, such shareholders' Common Stock shall be deemed equal to the number of whole shares of Common Stock to which such shareholder is entitled as a result of the Reverse Split. Old Certificates should not be sent to the Company or the exchange agent before receipt of the letter of transmittal from the Company.

Federal Income Tax Consequences

    The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to shareholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect.

The federal income tax consequences of the Reverse Split will vary among shareholders depending upon whether they receive (i) solely cash for their shares, (ii) solely New Certificates, or (iii) New Certificates plus cash for fractional shares, in exchange for Old Certificates. No ruling from the Internal Revenue Service nor opinion of counsel will be sought or obtained regarding the federal income tax consequences to the shareholders of the Company as a result of the Reverse Split. Accordingly, each shareholder is encouraged to consult such shareholder's own tax advisor regarding the specific tax consequences of the Reverse split to such shareholder. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase shareholders' proportionate interest in the assets or earnings and profits of the Company, and because the cash payment in lieu of fractional shares represents a mechanical rounding rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

1).
A shareholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the shareholder's basis in the Common Stock represented by New Certificates will equal his or her basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such shareholder's holding period for the New Certificates will include the holding period for the Old Certificates therefor if the shares Common Stock represented by such certificates are capital assets in the hands of such shareholder.
2).
To the extent that a shareholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such shareholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a new Certificate which is then redeemed by the Company. Such shareholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such shareholders' aggregate basis in the pre-Reverse Split share of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such shareholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.
3).
The Company believes that the proposed Reverse Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

    The affirmative vote of the holders of a majority of the shares voted on the matter is required to approve the Reverse Split.

The Board of Directors recommends a vote "For" approval of the Reverse Split.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Shareholder Proposals

    Shareholder proposals intended for inclusion in the proxy statement for the next Annual Meeting must be received by the Company by May 31, 2001, and should be sent to Michael A. Zahorik, Secretary of the Company, at the address stated on the first page of this proxy statement.

    As of the date of this proxy statement, the Board of Directors of Omni knows of no matter, other than the election of directors, and the amendment to effect a one-for-three reverse stock split, to come before the meeting. If any other matter should properly come before the meeting, it is the intention of the persons named on the accompanying form of proxy to vote such proxy in accordance with their judgment in such matter.

                      By Order of the Board of Directors,

                      JEFFREY K. DANIEL
                       President and Chief Executive Officer

Dated: May 7, 2001

    A COPY OF THE OMNI U.S.A., INC. ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENTS SCHEDULES, IS AVAILABLE WITHOUT CHARGE TO INTERESTED SECURITY HOLDERS UPON WRITTEN REQUEST. THE COMPANY WILL FURNISH ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT TO ANY SUCH PERSON ON REQUEST UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. PLEASE DIRECT INQUIRIES TO INVESTOR RELATIONS, OMNI U.S.A., INC., 7502 MESA ROAD, HOUSTON, TEXAS 77028.

YOUR PROXY IS IMPORTANT, PLEASE SIGN AND MAIL IT TODAY.

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GENERAL INFORMATION
Proposal 1 Election of Directors
DIRECTOR BIOGRAPHIES
Proposal 2 Amendment To Effect A One-For-Three Reverse Stock Split
STOCKHOLDER PROPOSALS AND OTHER MATTERS